EXHIBIT NO. 99.(j) 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information of MFS Asia Pacific ex-Japan Fund and MFS Equity Income Fund in Post-Effective Amendment No. 48 to the Registration Statement (Form N-1A, No. 2-68918).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated September 16, 2013 with respect to the financial statements and financial highlights of MFS Asia Pacific ex-Japan Fund and MFS Equity Income Fund included in the Annual Report to Shareholders for the fiscal year ended July 31, 2013.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts

November 25, 2013